NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on June 15, 2021, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on June 04, 2021 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between CoreLogic, Inc. and Celestial-Saturn Merger Sub Inc., a direct, wholly-owned subsidiary of Celestial-Saturn Parent Inc., both are each affiliated with the Insight Funds and the Stone Point Funds, which are managed by Stone Point Capital and Insight Partners, became effective before market open on June 04, 2021. Each share of CoreLogic, Inc. Common Stock was converted into USD 80.00 in cash, without interest and less any applicable withholding taxes. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on June 04, 2021.